Exhibit 99.1

Athenex Provides Third Quarter 2022 Financial Results and Business Update

•	Bolstered balance sheet with $30 million public offering of common stock and warrants

•	Nasdaq Hearing Panel grants Athenex’s request for continued listing

•	Athenex is in the final stages of closing the sale of the China API operations

•	I-SPY 2 study with Oral Paclitaxel expected to be completed by year-end 2022

•

Phase 1 study updates for autologous KUR-501 (GD2 CAR-NKT cell therapy) in relapsed/refractory high-risk neuroblastoma (GINAKIT2) and allogeneic KUR-502 (CD19 CAR-NKT cell therapy) in relapsed/refractory B-cell malignancies (ANCHOR) expected by H1 2023

•	Full-year 2022 product revenue guidance maintained at 20-25% growth year-over-year

•	Management to host conference call and webcast today at 8:00 am EDT

Buffalo, N.Y., November 3, 2022 (GLOBE NEWSWIRE) – Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today provided a corporate and financial update for the third quarter ended September 30, 2022.

“We are excited by the promise of our innovative, first-in-class NKT cell therapy platform with potential for improved efficacy, safety, and accessibility over current cell therapy approaches. This quarter, we continued to implement efficiencies by reducing cash used for operations by 53% and strengthening our balance sheet with our $30 million equity raise,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “As we look ahead, we have several exciting upcoming milestones and expect to report Phase 1 study data updates for our KUR-501 cell therapy program and our allogeneic KUR-502 cell therapy program by the first half of 2023. We also look forward to clinical updates from the Phase 2 trial of Oral Paclitaxel with a checkpoint inhibitor in neoadjuvant breast cancer, which is expected to complete by year-end.”

Third Quarter 2022 and Recent Business Highlights

Business Updates

•	Announced pricing of $30 million public offering of common stock and warrants

•	Successful Nasdaq hearing confirming the company can continue its listing on The Nasdaq Stock Market subject to demonstrating compliance with the minimum bid price requirement by March 14, 2023

•

Athenex has met all closing conditions for the sale of the China API operations for approximately $18 million and is in the final stages of closing the transaction, which is expected to occur as soon as COVID-related restrictions are lifted. At closing, the company expects to receive 70% of the proceeds, with 20% and 10% of proceeds receivable within three months and six months of closing, respectively. Furthermore, the company anticipates entering into a supply agreement for API and a waiver of the rights of its senior secured lender to receive any additional proceeds from the sale

•	Cash Flows from Operating Activities in Continuing Operations was -$15.7M, a 53% year-over-year decrease

NKT Cell Therapy Programs

KUR-501: Autologous GD2 CAR-NKT cell therapy for relapsed/refractory high-risk neuroblastoma

•	Ongoing sequential enrollment of two additional cohorts in single-institution Phase 1 dose escalation GINAKIT2 study at the 2 highest dose levels (DL5: 3x10[8] cells/m2; DL6: 1x10[9] cells/m2)

•	Early Phase 1 GINAKIT2 study dose escalation data at the American Society of Gene-Cell Therapy (ASGCT) annual meeting in May 2022 demonstrated:

•	Expansion of CAR-NKT cells in all patients, with dose response observed

•	2 out of 3 responses at the 1x10[8] cells/m2 dose level, including a durable complete response lasting more than 12 months

•	Responses correlating with CD62L+ NKT cell expression as well as CAR-NKT cell exposure (area under the curve [AUC]).

•	Well-tolerated with no dose-limiting toxicity, no immune effector cell-associated neurotoxicity syndrome (ICANS), and 1 case of Grade 2 cytokine release syndrome (CRS)

KUR-502: Allogeneic CD19 CAR-NKT cell therapy for relapsed/refractory B-cell malignancies

•	Ongoing multicenter expansion of Phase 1 dose escalation ANCHOR study

•

Early Phase 1 ANCHOR study dose escalation data at the American Society of Transplantation and Cellular Therapy (ASTCT)/Center for International Blood & Marrow Transplant Research (CIBMTR) Tandem Meetings in April 2022 demonstrated:

•	60% ORR and 6-month CR rate of 40% in 5 patients from the NHL cohort, including 1 ongoing CR at 34 weeks

•	Encouraging responses at the lowest dose levels, including 2 durable responses in patients whose NHL failed prior autologous CAR-T cell therapy

•	Well-tolerated with no cases of CRS in the NHL cohort, ICANS, or graft versus host disease (GvHD)

KUR-503: Allogeneic GPC3 CAR-NKT cell therapy for hepatocellular carcinoma

•	Pre-clinical data at the ASCO Annual Meeting in June 2022 demonstrated:

•	BATF3 CAR overexpression enhances NKT cell proliferation, long-term tumor control, and survival compared to IL-15 CAR-NKT cells

Commercial Update

Specialty Pharmaceutical Business

•	Athenex Pharmaceutical Division (APD) currently markets a total of 34 products with 62 SKUs.

•	Athenex Pharma Solutions (APS) currently markets 4 products with 13 SKUs.

Key Anticipated Milestones

•	Oral Paclitaxel:

•	Update on Phase 2 data from I-SPY 2 trial evaluating Oral Paclitaxel in combination with dostarlimab in neoadjuvant breast cancer

•	Regulatory interactions with UK MHRA for Oral Paclitaxel in advanced breast cancer remain on track with responses to questions submitted in Q3 2022

•	KUR-501:

•	Phase 1 GINAKIT2 study dose escalation, safety, and preliminary efficacy data update in 1H 2023

•	KUR-502:

•	Next clinical trial data update from the ongoing ANCHOR study anticipated in 1H 2023

•	KUR-503:

•	IND application filing for KUR-503 in advanced GPC3-expressing hepatocellular carcinoma planned in 2023

Special Shareholder Meeting

Athenex is hosting a special meeting of stockholders virtually on November 22, 2022 at 9:30 am EST. This special meeting is being held to vote on three matters, including: (1) to effect an increase in the total number of authorized shares of common stock of the Company, (2) to authorize a reverse stock split of the Company’s common stock, which is intended to increase the per share price of the common stock and enable the Company to regain compliance with the Nasdaq continued listing requirements, and (3) to increase the number of shares available for issuance under the Company’s 2017 Omnibus Incentive Plan.

Please refer to the definitive proxy statement filed by the Company with the SEC on October 11, 2022 at the SEC’s website (http://www.sec.gov) and accessible at the Company’s website (http://www.athenex.com/) for more information about the special meeting, including instructions for voting and attending the special meeting.

Third Quarter 2022 Financial Highlights

Revenues from product sales increased to $31.3 million for the three months ended September 30, 2022, from $26.3 million for the three months ended September 30, 2021, an increase of $5.0 million or 19%. This increase was primarily attributable to an increase in APD specialty product sales, which increased by $3.8 million as the result of increases in shortage product sales and product launches during 2022. 503B product sales increased by $1.0 million from additional product launches.

License fees and other revenue for the three months ended September 30, 2022, was $2.2 million, compared to $5.1 million for the same period in 2021, a decrease of $2.9 million.

Cost of sales for the three months ended September 30, 2022, totaled $27.7 million, an increase of $2.6 million, or 11%, as compared to $25.1 million for the three months ended September 30, 2021. The increase was primarily due to an increase of $1.5 million in cost of APD product sales and an increase of $1.1 million in cost of 503B product sales.

R&D expenses totaled $9.2 million for the three months ended September 30, 2022, a decrease of $8.5 million, or 48%, as compared to $17.7 million for the three months ended September 30, 2021. This decrease was primarily due to a decrease in costs of clinical and regulatory operations, compensation costs, drug licensing costs, cell therapy costs, and preclinical operations.

SG&A expenses totaled $9.4 million for the three months ended September 30, 2022, a decrease of $8.7 million, or 48%, as compared to $18.1 million for the three months ended September 30, 2021. The decrease was primarily due to a $5.2 million gain on change in earnout liability related to the Kuur contingent consideration, while 2021 had a $3.2 million loss on change in earnout liability. Additionally, there was a $1.4 million decrease in costs for preparing to commercialize Oral Paclitaxel. These decreases were partially offset by a $1.2 million increase in compensation-related and operating costs.

Interest expense totaled $6.3 million and $5.1 million, respectively, for the three months ended September 30, 2022, and 2021. Interest expense in 2022 was related to the Senior Credit

Agreement with Oaktree and the Royalty financing liability, while interest expense in 2021 was related to the Senior Credit Agreement only. The increase in interest expense during the three months ended September 30, 2022 was due to the Royalty interest financing carrying a higher effective interest rate.

Income tax expense for the three months ended September 30, 2022, amounted to $0.6 million, compared to $0.3 million expense for the same period in 2021. Income tax expense in the current period is primarily attributable to foreign income tax withholdings on our license revenue.

Net loss attributable to Athenex for the three months ended September 30, 2022, was $19.7 million, or ($0.14) per diluted share, as compared to a net loss of $36.1 million, or ($0.33) per diluted share, for the same period in 2021.

For further details on the Company’s financial results, including the results for the three months ended September 30, 2022, refer to the Form 10Q filed with the SEC.

2022 Financial Guidance

Athenex expects to maintain product sales growth in the range of 20-25% over the prior year period.

Cash Conservation Update

As of September 30, 2022, the Company had cash and cash equivalents, restricted cash, and short-term investments of $41.4 million. The Company is implementing cost savings programs and monetizing non-core assets, and as the Company completes such activities, the Company plans to extend its cash runway into next year.

Conference Call and Webcast Information

Athenex will host a conference call and live audio webcast today, Thursday, November 3, 2022, at 8:00 a.m. Eastern Time to discuss the financial results and provide a business update.

To participate in the call, dial either the domestic or international number fifteen minutes before the conference call begins:

Domestic: International: Passcode:	1-844-826-3033 1-412-317-5185 10171709

The live conference call and replay can also be accessed via audio webcast here and on the Investor Relations section of the Company’s website under “Events and Presentations”, located at https://ir.athenex.com/investor-calendar.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next-generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “continue,” “could,” “expect,” “guidance,” “intend,” “look forward,” “may,” “plan,” “potential,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to complete the sale of our equity interests in our China subsidiaries; our history of operating losses and the substantial doubt about our ability to continue as a going concern; our strategic pivot to focus on our cell therapy platform and our plan to dispose of non-core assets; our ability to obtain financing to fund operations, successfully redirect our resources and reduce our operating expenses; our ability to refinance, extend or repay our substantial indebtedness owed to our senior secured lender; the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the uncertainty of ongoing legal proceedings; risks related to our ability to successfully integrate the business of Kuur Therapeutics into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors, and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; risks and uncertainties inherent in litigation, including purported stockholder class actions; the impact of the COVID-19 pandemic and other macroeconomic factors, such as the war in Ukraine, and their ongoing impact on our operations, supply chain, cash flow, and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facility as well as our ability to find alternative sources of supply to meet our obligations and requirements; the risk that our common stock will be delisted from the Nasdaq Global Market if we are unable to regain compliance with its continued listing standards, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investor Relations

Daniel Lang, MD

Athenex, Inc.

E-mail: danlang@athenex.com

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
	(In thousands)
Selected Balance sheet data:
Cash, cash equivalents, and restricted cash	$40,412	$51,702
Short-term investments	$1,034	$10,207
Working capital(1)	$41,803	$37,349
Total assets attributable to discontinued operations	$26,357	$63,210
Total assets	$228,350	$267,448
Long-term debt	$37,178	$141,703
Royalty financing liability	$80,103	$—
Total liabilities attributable to discontinued operations	$9,829	$17,205
Total liabilities	$221,114	$232,996
Non-controlling interests	$(17,609)	$(16,679)
Total stockholders’ equity	$7,236	$34,452

(1)	working capital: total current assets less total current liabilities

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Revenue
Product sales, net	$31,349	$26,303	$85,503	$65,184
License fees and other revenue	2,181	5,122	8,685	26,091

Total revenue	33,530	31,425	94,188	91,275

Cost of sales	(27,736)	(25,098)	(73,657)	(59,255)

Gross profit	5,794	6,327	20,531	32,020

Research and development expenses	(9,214)	(17,739)	(36,393)	(60,128)
Selling, general, and administrative expenses	(9,438)	(18,094)	(40,417)	(54,936)
Interest income	109	38	231	99
Interest expense	(6,271)	(5,100)	(15,089)	(15,619)
Gain (loss) on extinguishment of debt	—	—	(1,450)	—
Income tax (expense) benefit	(596)	(262)	(606)	10,619

Net loss from continuing operations	(19,616)	(34,830)	(73,193)	(87,945)
Gain (loss) from discontinued operations	(254)	(1,906)	3,018	(9,009)

Net loss	(19,870)	(36,736)	(70,175)	(96,954)

Less: net loss attributable to non-controlling interests	(201)	(679)	(929)	(1,573)

Net loss attributable to Athenex, Inc.	$(19,669)	$(36,057)	$(69,246)	$(95,381)

Net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	$(0.14)	$(0.33)	$(0.57)	$(0.93)

Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	139,473,393	109,292,740	121,115,575	102,111,218